Contact:
Jeff Hall, Chief Financial Officer
David Myers, Vice President Investor Relations
(314)	810-3115
investor.relations@express-scripts.com

Express Scripts Announces Expiration of Hart-Scott-Rodino Waiting Period for
Acquisition of WellPoint’s NextRx Subsidiaries

Deal Passes Regulatory Hurdle

ST. LOUIS, May 28, 2009— Today, Express Scripts, Inc. (Nasdaq: ESRX), announced that the waiting period required under the Hart-Scott-Rodino Act in connection with its premerger notification filing relating to its previously announced proposed acquisition of WellPoint, Inc.’s (NYSE: WLP) NextRx subsidiaries expired at 11:59 p.m. on May 27, 2009.  This represents a significant step forward towards completion of the transaction.  The transaction is expected to close in the second half of 2009 subject to satisfaction of the remaining closing conditions identified in the purchase agreement.

"With this step, we are much closer to utilizing our aligned business model, combined with the complementary expertise and capabilities of WellPoint to create significant growth opportunities for both companies," said George Paz, president, chief executive officer and chairman of Express Scripts.

About Express Scripts
Express Scripts is one of the largest full-service pharmacy benefit management companies in North America, providing healthcare management and administration services to HMOs, health insurers, third-party administrators, employers, union-sponsored benefit plans, workers’ compensation plans and government health programs.  The Company assists plan sponsors in addressing access and affordability concerns resulting from rising drug costs while helping to improve health outcomes.  The Company's integrated PBM services include network claims processing, home delivery services, patient care and direct specialty home delivery to patients, benefit design consultation, drug utilization review, formulary management, drug data analysis services, distribution of injectable drugs to patients’ homes and physicians offices, bio-pharma services and other services.

Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.

SAFE HARBOR STATEMENT
This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements.  Factors that may impact these forward-looking statements can be found in the Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Form 10-Q on file with the SEC.  A copy of this form can be found at the Investor Relations section of Express Scripts’ web site at http://www.express-scripts.com.

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.